NUTEX HEALTH INC.

PARTIAL OPTION CANCELLATION AGREEMENT

This Stock Option Cancellation Agreement (this “Agreement”) is entered into as of December 29, 2022 (the “Cancellation Date”), by and between Warren Hosseinion (“Executive”) and Nutex Health Inc. (the “Company”), (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Clinigence Holdings, Inc (“Clinigence”), the predecessor to the Company, granted Executive an option to acquire 1,900,000 shares of Clinigence’s common stock at an exercise price of $2.75 per share (the “Option”), which was approved by Clinigence’s stockholders on March 16, 2022;

WHEREAS, the Option was assumed by the Company on April 1, 2022 under the Amended and Restated Nutex Health Inc. 2022 Equity Incentive Plan (the “2022 Plan”) as required under the Agreement and Plan of Merger by and amount Clinigence, Nutex Health Holdco LLC and others (the “Merger Agreement”);

WHEREAS, Clinigence and Executive entered into an employment agreement as of April 1, 2022 (the “Employment Agreement”), which was continued following the merger provided for under the Merger Agreement:

WHEREAS, Section 18 of the Employment Agreement provides for a tax gross-up payment to be made to Executive in the event that any amounts earned, accrued or paid to him become subject to the so-called “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, subsequent to the date of the stockholders approving the Option, there has been a significant decline in the stock price of the Company such that the fair market value of a share of the Company’s common stock significantly exceeds the exercise price of the Option;

WHEREAS, a tax gross-up payment would be payable by the Company directly to the applicable federal and state tax authorities under the Employment Agreement if Executive retained the Option in full:

WHEREAS, Executive, as a senior executive and holder of stock and other securities of the Company, is willing to permanently cancel and terminate his rights to the Option solely to the extent necessary in order to avoid the Company having to make any tax gross-up payment to its detriment given that the Option has no immediate value to him due to being underwater; and

WHEREAS, no consideration has been paid or promised by the Company or its affiliates or Executive in order to induce the partial cancellation of this Option as set forth in this Agreement.

NOW, THEREFORE, the Parties hereto do hereby agree as follows as of the date set forth above:

1.	Partial Cancellation of the Option. The Option is hereby unconditionally and irrevocably cancelled and terminated solely to the extent necessary in order to avoid assessment of the excise tax under Section 4999 of the Code (the “Excise Tax”). For avoidance of doubt, Executive shall remain entitled to exercise the Option to the extent that doing so does not result in the Excise Tax. It has been determined that the number of shares of the Company’s stock subject to the Option shall be reduced from 1,900,000 shares to 859,779 shares in order to avoid the Excise Tax.

2.	Adjustment. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the number of shares that may be purchased under the Option could be less than 859,779 shares. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that less shares should have been available to purchase under the Option, the Option shall be deemed cancelled ab initio solely with respect to any such excess shares and if such shares have been acquired due to a later exercise, such shares shall be treated for all purposes as a loan to from the Company to Executive which the Executive shall repay to Company together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code.

3.	Mutual Release of Liabilities. Effective as of the Cancellation Date, each Party, for itself and each of its respective successors and assigns, hereby fully and unconditionally releases and forever discharges the other Party, and their successors and assigns, of and from any and all actions, causes of action, suits, debts, obligations, claims, liabilities, and demands whatsoever that such Party has or may have in connection with or under the terms of the Option and Award Agreement. Each Party hereby covenants to the other Party that with respect to any claim or obligation released by this Agreement, it will not directly or indirectly encourage, solicit, or voluntarily assist or participate in any way in the filing, reporting, or prosecution by itself or any third party of a suit, arbitration, mediation, or claim (including a third-party or derivative claim) against the other Party relating to any such released claim or obligation. For the avoidance of doubt, in the event that the IRS seeks to impose any tax against Executive with respect to the Option in the future, the provisions of Section 18 of the Employment Agreement remain in full force and effect.

4.	Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature. This Agreement constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Executive acknowledges that he has had the opportunity to review this Agreement with independent professional counsel and that he is not relying upon the Company, the Company’s attorneys or any person on behalf of or retained by the Company for any advice or counsel with respect to this Agreement. Executive further agrees to execute any further documents reasonably requested by the Company to carry out the terms and conditions of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

By: /s/ Warren Hosseinion

Name: Warren Hosseinion

NUTEX HEALTH INC.

By: /s/ Jon Bates

Name: Jon Bates, CFO

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